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                                                                   EXHIBIT 10.13


                                LICENSE AGREEMENT


      AGREEMENT made as of this 3rd day of June, 1991, by and between CPC INTERNATIONAL INC., a Delaware corporation with its principal place of business at International Plaza, Englewood Cliffs, New Jersey 07632 (hereinafter "CPC"), and Delicious Cookie Company, Inc., an Illinois corporation with its principal place of business at 2720 River Road #254, Des Plaines, Illinois 60018 (hereinafter "DCC").

1.    Definitions

      In this Agreement these words or phrases shall be defined and construed as follows:

      (a) "Trademarks" means and includes only the trademarks listed on Attachment "A" attached hereto, and the trademarks' respective logo designs, and the names and logos of, and the box, package and wrapper artwork (including trade dress) associated with, those trademarks, all of which are owned by CPC.

      (b) "Territory" shall mean and refer to the United States of America, its territories and possessions and Canada. The parties may in the future agree to additional countries within the Territory subject to the terms hereof.

      (c) "Product(s)" shall mean Ready To Eat Packaged Cookies containing Skippy Peanut Butter packaged in cartons bearing the Trademarks.

      (d) "Program" shall mean the manufacture, promotion, advertising, sale and distribution of the Products in the Territory by DCC.

      (e) "Net Sales" shall mean total sales by DCC to its distributors and/or national and international accounts less quantity discounts, if any, standard 1% cash discount and Trade Deals with no deduction for uncollectible accounts.

      (f) "Peanut Butter" shall mean Skippy Brand Peanut Butter supplied by CPC for use as a raw material ingredient solely for the manufacture of the Products, which Peanut Butter is described in the Product specifications.

      (g) "Product Specifications" shall mean and refer to those formula standards, specifications and instructions set forth on Attachment "B" hereto, as may be amended from
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            time to time. All Product Specifications shall be approved in writing by CPC prior to their use in the Program.

      (h) "Trade Deals" shall mean any reduction in selling price that DCC shall grant to its distributors or to its trade customers as an incentive to merchandise and/or promote the product.

2.    Grant of Rights

      Subject to the terms and conditions hereof, CPC hereby grants to DCC the following rights:

      (a) the exclusive right to produce, introduce, advertise, promote, market, distribute and sell the Products in the Territory, manufactured in accordance with the Product Specifications;

      (b) the exclusive right to use the Trademarks in relation to the Products in the Territory, so long as the Products are manufactured by DCC in accordance with the Product Specifications.

            (1) It is understood and agreed to by the parties that although the Territory is presently limited, it is their intention to expand the Territory as appropriate. Recognizing that there may be conditions which do not allow CPC to grant the full rights hereunder, CPC agrees to use its best efforts to allow a expansion of the Territory as reasonably requested by DCC, but shall not be otherwise liable for its inability to do so.

            (2) Further in the event that DCC wishes to sell Products outside of the currently defined Territory it shall use its best efforts to distribute in these areas first through the Best Foods Export Unit of CPC and any CPC affiliate in the area to which such distribution is to be made before undertaking such distribution through its own channels.

      (c) It is understood by the parties that the manufacture of the Product(s) may be performed by a party designated by DCC and acceptable to CPC and that therefore in any references in this agreement to manufacture by DCC may apply to a third party. Notwithstanding the foregoing, DCC shall remain responsible for the manufacturing of the Product(s) hereunder.


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3.    Quality Control

      (a) All Product Specifications shall be approved in writing by CPC prior to their use in the Products.

      (b) DCC shall comply with the methods of testing raw material and finished Products in accordance with local, state and federal standards, laws and regulations and in accordance with the Product Specifications. DCC shall conduct those certain tests on the Products pursuant to quality standards set forth in the Product Specifications and which test results DCC shall forward to CPC; provided, however, DCC shall immediately advise CPC of results which indicate noncompliance with the Product Specifications, local, state or federal standards, laws or regulations. CPC shall have the right, at all reasonable times, to inspect the Products as well as the method of manufacture of the Products, on the Premises of DCC and, if applicable, elsewhere; provided however, that (i) CPC shall provide DCC reasonable prior notice of such inspection; (ii) the designee of CPC performing the inspection will be accompanied by a designee of DCC; and (iii) such inspection will be performed at a time mutually agreeable to the designees of CPC and DCC.

      (c) CPC personnel shall attend and supervise the first production of the Products by DCC to ensure correct manufacturing methodology and compliance with the Product Specifications.

      (d) DCC shall conduct periodic on-premises inspections, but in any event no less than two (2) inspections every twelve (12) months, of its own manufacturing operations to ensure that methods of manufacture and finished Products of DCC are in compliance with the Product Specifications. Copies of all reports prepared by DCC of each inspection shall be sent forthwith to CPC.

      (e) DCC further agrees to send, upon request, samples of the Products to CPC for testing and analysis. CPC agrees not to request samples of Products more often than every three (3) months unless it has a reasonable basis for concern or it deems more samples necessary to police the nature of quality of the Products. It is understood by DCC that if any such sample,or DCC's methods of manufacturing do not substantially and materially conform to the Product Specifications, CPC shall promptly communicate the results of the testing and analysis to DCC. If DCC is not notified of an adverse examination within fifteen (15) days after


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            receipt of the samples by CPC, such samples shall be deemed satisfactory under this Agreement. IF DCC is notified of an adverse examination within such 15-day period, DCC shall promptly correct such defects. Upon the failure of DCC to comply with such instructions or requirements within thirty (30) days of receipt thereof,CPC may terminate this Agreement in accordance with the provisions of Paragraph 15 hereof.

      (f) DCC shall refrain from using the Trademarks in relation to any defective Products, unless such defects are first cured to the satisfaction of CPC.

      (g) DCC acknowledges its obligation to recall at its sole cost and expense, if so instructed by CPC on a reasonable basis or any applicable governmental agency or regulatory body, any Products manufactured by it and present at any level of trade, including but not limited to warehouse, wholesale or retail levels, should such Products fail to comply with the Product specifications and not have been cured with respect to such noncompliance as provided in Paragraph 3(e) above, or be subject to recall by any applicable governmental agency or regulatory body. If such recall shall be solely as a result of CPC's breach of its representations, warranties, or guarantees hereunder, particularly Paragraph 9(d), then CPC shall compensate DCC for the cost of such recall.

4.    Insurance

      DCC shall obtain, at its own expense, occurrence form public liability insurance including product liability coverage with broad form vendor's endorsement. Such insurance shall name CPC as an additional insured and shall be obtained from a recognized insurance company which has qualified to do business in the State of New Jersey. Such insurance shall provide the following coverage: (i) personal injury of up to $1,000,000 for each person and $2,000,000 for each occurrence; (ii) property damage of up to $2,000,000 for each occurrence; and (iii) $5,000,000 umbrella coverage against any claims, sits, loss or damage arising out of any defects in the Products. Within thirty (30) days after the date of this Agreement, and prior to the distribution or sale of any Product, DCC shall submit to CPC, as evidence of such coverage, a certificate of insurance naming CPC as a named insured for such coverage. Any proposed change in such coverage shall be submitted to CPC for its prior approval. DCC shall keep such policy in force during the term of this Agreement and for at least two (2) years thereafter. The provisions of this Paragraph 4 shall not in


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      any way limit the indemnification provided by DCC to CPC pursuant to
      Paragraph 10(c) hereof.

5.    CPC's Representations

      CPC represents and warrants to DCC that CPC has all necessary rights,power and authority to enter into and perform this Agreement and to grant the rights and licenses granted to DCC herein within the present Territory.

6.    Trademarks and Copyrights; Infringement

      (a) DCC shall assist CPC, at CPC's sole cost and expense, in securing the registration of any copyrights, trademarks, service marks or names, or commercial rights CPC may hold with respect to the Trademarks or related rights as used on or with respect to the Products. DCC shall advise CPC promptly of any possible infringement of, or unfair competition affecting, the Trademarks or other rights known to DCC; however, CPC shall not be obligated to institute any suit or take any action on account of any alleged or actual infringement of any such Trademark nor shall DCC institute any such suit or action without first obtaining CPC's written consent thereto which shall not be unreasonably withheld.

      (b) DCC shall not use or permit the use of any 3rd party trademarks on the Products without the prior written consent of CPC which shall not be unreasonably withheld, and DCC shall not use or permit the use of the Trademarks on or in connection with any goods other than the Products. DCC specifically agrees not to manufacture, sell or distribute, directly or indirectly, any products whose trademark, trade name or other designation is either identical or confusingly similar to the Trademarks.

      (c) DCC recognizes CPC's exclusive title t the rights in the Trademarks and shall not at any time do or suffer to be done or fail to do any act or thing which, directly or indirectly, will in any way impair CPC's rights in and to the Trademarks. It is understood that DCC shall not acquire any claim to title to the Trademarks by virtue of the instant license granted to DCC, through DCC's use of Trademarks, or otherwise, the intention of the parties being that all use of the Trademarks by DCC shall at all times inure to the benefit of CPC.

      (d) DCC agrees to cooperate with CPC in the prosecution of any trademark application or related copyright or other


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            application that CPC may desire to file. For that purpose, DCC shall supply CPC upon CPC's request such samples of Products or Packaging Material, or photographs thereof, and similar material, as may from time to time be required, in connection with any such application or registration.

      (e) CPC shall have the right at its sole and absolute discretion to prosecute or defend, at its own expense, all suits involving the Trademarks and related intellectual property rights and to take any action that it deems desirable for the protection thereof. At CPC's expense, DCC shall provide reasonable assistance to CPC in any such action or claim. Recovery of damages resulting from any such action shall be solely for the account of CPC. Notwithstanding the foregoing DCC shall be free to pursue any claim it may have against third parties and CPC shall provide reasonable assistance to DCC in any such claim.

      (f) DCC agrees that the Trademarks prepared for use on Packaging Material, advertising and other material shall be works made for hire, and that all rights in such Trademarks shall belong to CPC. DCC and its affiliates agree to execute such documents as are necessary to assure the complete protection of such rights. CPC agrees that all rights in the Packaging Material, advertising and other material,other than rights in the Trademarks, shall belong to DCC, and upon DCC's request, CPC shall take all steps necessary to assign to DCC all such rights in the Packaging Material, advertising and other material that may otherwise inure to CPC due to application of the legends set forth in Paragraphs 7(g) and 7(h) below on such material, and shall execute such documents as are necessary to assure the protection of DCC's rights in such material.

      (g) As directed by CPC, DCC shall imprint or cause to be imprinted irremovably and legibly on each advertising, promotional display,packaging, wrapping, and any other similar material relating to the Products, wherein the Trademarks or copyrighted work may appear, appropriate trademark or copyright notices, consisting of:

            (1) Either the "TM" designation or the encircled "R" federal trademark registration symbol; and

            (2) The word Copyright or the encircled "C" federal copyright symbol, followed by the year of first publication of the work, and such appropriate name of CPC shall direct.


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      (h)   In addition to and without detracting from the foregoing, a marketing legend for use in association with the Products which CPC considers appropriate in the circumstances, that is: "Manufactured and Distributed under license from CPC International, Inc. Skippy is a registered trademark of CPC International, Inc." DCC shall provide to CPC a summary of any consumer inquiries on a monthly basis; provided, however, that DCC shall immediately communicate to CPC any inquiries of an urgent nature or involving product quality.

7.    Royalties

      In consideration of the rights granted to DCC by CPC under this Agreement, DCC shall pay to CPC a royalty as follows:

      (a) For sales which take place between the date of first shipment in 1991 and for one year thereafter, three percent (3%) of Net Sales;

      (b) For sales which take place during the second year after the first shipment date, four percent (4%) of Net Sales;

      (c) For sales which take place after two years from the first shipment date, five percent (5%) of Net Sales;

      (d) In the event any sale of the Products is made at a special price to any of DCC's affiliates or to any other person, firm or corporation related in any manner to DCC or its officers, directors or stockholders, the royalty paid on such sales shall be based upon the price generally charged to the trade by DCC on an arm's length basis.

8.    Minimum Annual Performance Level;
      Merchandising and Promotion

      (a) DCC and CPC agree to review business developments such that both DCC and CPC share equitably in the success of the product, recognizing that the advertising, merchandising and promotion effort for the Products shall be performed by DCC pursuant to this Agreement. DCC and CPC agree that, when results have been obtained regarding DCC's performance level in 1991, and each year thereafter in which this Agreement is in effect, they shall negotiate in good faith to determine a reasonable minimum annual performance level pursuant to the terms of this Agreement. Such reasonable minimum annual performance levels for 1991, 1992 and 1993 are set forth in Attachment "C" hereto.


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      (b)   Negotiations on the minimum annual performance level, will begin no later than November 1 of each year, beginning in the year 1991, and shall be completed within thirty (30) days after the date negotiations begin, unless extended by mutual agreement of the parties (such 30-day period, as it may be extended, the "Negotiating Period").

      (c) DCC shall submit to CPC, for prior and prompt approval in the manner which CPC shall direct, all bags, wrappers, cartons or other packaging material (the "Packaging Material"), advertising and other material on which the Trademarks appear or are intended to be used in relation to the Product, and in this regard, shall advise CPC with respect to the Packaging Material's compliance with all applicable federal, state, and local labelling laws or regulations. DCC shall amend or cause to be amended to the satisfaction of CPC any such Packaging Material, advertising, and other materials which are not approved by CPC. CPC agrees to indicate required changes within ten (10) working days of receipt of materials from DCC; provided, however, if CPC fails to indicate required changes within the said ten (10) days, approval shall be deemed granted.

9.    Peanut Butter

      (a) DCC agrees to purchase the Program's "full requirements" of Peanut Butter for CPC f.o.b. CPC's plant, as agreed by the parties from time to time, and to make payment therefor within 30 days after the date of receipt of invoice by DCC from CPC. In the event DCC makes such payment within ten (10) days of receipt of invoice, DCC shall receive a cash discount of two percent (2%). In this regard, DCC agrees on an annual basis, and, for the first time within 10 days of execution of this Agreement and on each November 1 thereafter, to provide CPC with a forecast as to the quantity of Peanut Butter to be supplied for the subsequent twelve-month period. DCC shall thereafter supply rolling forecasts quarterly and CPC shall provide peanut butter based on such forecasts for the subsequent quarter. CPC agrees, during the term of this Agreement, to supply DCC with the Program's full requirements of Peanut Butter, and to arrange delivery of the Peanut Butter to DCC, as agreed by the parties from time to time, at the times specified and in accordance with the instructions contained in DCC's written orders, and as agreed to by CPC upon receipt of such instructions. As used herein "full requirements" means all Peanut Butter used as a raw material


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            ingredient in connection with the production of the Products. DCC shall purchase Peanut Butter from CPC at the following prices and from the following locations:

            (1) On shipment through December 31, 1991: Not more than $1.04 per pound of Skippy Peanut Butter, f.o.b. CPC's Little Rock facility.

            (2) After December 31, 1991, at such price as CPC may determine, and from such location or locations as the parties may agree, provided:

                  a. CPC gives DCC notice of any price increase by November 15th of the year preceding the effective date of the increase; and

                  b. any such price increase shall take effect the following January 1 and remain in effect for at least twelve (12) months from its effective date.

      (b) In the event of limited availability of Peanut Butter due to acts of nature, including but not limited to crop failure, CPC shall use its best efforts to continue to meet DCC's full requirement. However, notwithstanding CPC's best efforts, the parties recognize that allocation of Peanut Butter supplies to DCC may be necessary if it is not economically feasible for CPC to supply Peanut Butter at the then current price.

      (c) If at the time the Peanut Butter is ready for shipment based on the written orders placed by DCC and accepted by CPC and shipment is delayed pursuant to DCC's instructions, and although title and risk of loss to the Peanut Butter in question and related payment obligations shall pass to DCC at such time, CPC agrees to store such Peanut Butter at no cost to DCC for a period of time not to exceed fourteen (14) days.

      (d) Each shipment of the Peanut Butter is hereby guaranteed by CPC, as of the date of delivery to a carrier for shipment, to be on such date (i) in compliance with the requirements of the Product Specifications, (ii) not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as from time to time amended (the "Act"), (iii) not an article which, under the provisions of Section 404 or 505 of the Act, may not be introduced into interstate commerce, and (iv) not in violation of the provisions of the Food Additives Amendment of 1958. This guaranty is in like terms extended and is applicable to any lawful state


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            law or municipal ordinance in which the definitions of adulteration or misbranding are substantially the same as those in the Act.

10.   Indemnification

      (a) CPC shall indemnify, defend and hold DCC and its Affiliates harmless from all claims (including without limitation product liability claims), liability, losses and expenses, including reasonable attorneys' fees, and actions arising in any fashion from CPC's breach of any warranty, guaranty, covenant or representation by CPC contained in this Agreement.

      (b) CPC's obligation to indemnify, defend and hold DCC and its Affiliates harmless shall be conditioned on CPC's receiving reasonably prompt notice of any such claim, liability,loss, expense or action, and receiving sole authority to conduct the defense of any such claim or action with the understanding, however, that, at CPC's request, DCC shall assist CPC in such defense at CPC's expense, and DCC may retain additional counsel at its own expense to observe or participate in such defense.

      (c) DCC shall indemnify, defend and hold CPC and its Affiliates, subsidiaries, directors and employees harmless from any and all claims (including without limitation, product liability claims) actions, liability, losses and expenses including attorney's fees, arising in any fashion from DCC's breach of any warranty; guaranty, covenant or representation by DCC in this Agreement.

11.   Payments

      (a) Royalty payments for the rights granted hereunder as determined by the parties in accordance with Paragraph 7 shall be paid to CPC within sixty (60) days after the end of the calendar quarter in which such royalties are accrued.

      (b) It is understood and agreed that DCC does not have the authority to return, or to make any allowances or set-offs, with respect to any royalty payment without the prior written approval of CPC.

      (c) All expenses and disbursements incurred by DCC in connection with this Agreement will be borne wholly and completely by DCC. DCC does not have, nor will it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon


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            CPC, unless CPC consents thereto in writing. DCC will have the right to appoint, and will solely be responsible for its own salesmen, employees, agents, and representatives, who will be at DCC's own risk, expense and supervision, who will not have any claim against CPC for compensation or reimbursement, and who will not be considered agents or employees of CPC.

12.   Confidentiality

      The terms of that Secrecy Agreement dated August 8, 1990 by the parties are hereby incorporated by reference in this agreement and the terms thereof are extended for five (5) years from the termination or expiration of this Agreement.

13.   Reports and Records

      (a) DCC shall render to CPC written reports substantially in the form of Attachment "D" attached hereto within sixty (60) days after the close of each calendar quarter and for the first time by October 31, 1991, covering earned royalties due on sales made for the prior quarter. DCC's principal financial officer shall certify such report(s) as to their correctness, and the report(s) shall be accompanied by royalties and other payments then due in accordance with the terms of this Agreement.

      (b) DCC will keep at its principal place of business true books of account for a period of three (3) full calendar years, containing an accurate record of all date necessary for the determination of the amounts due and payable to CPC under this Agreement, and DCC shall permit CPC, through a duly authorized representative of accountant, at any reasonable time, upon reasonable advance notice, and not exceeding once in any six (6) consecutive months, to verify DCC's reports and payments and to make copies of extracts from any reports, books, files, records and accounts in the possession or under the control of DCC, relating to the Program, or to the manufacture, sale or distribution or advertisement of the Product. CPC shall bear the expense of such inspection unless total variations or errors exceeding ten thousand dollars ($10,000) are discovered in the course of any such inspection, whereupon DCC shall bear such expense.

      (c) the royalty reports submitted by DCC pursuant to Paragraph 13(a) shall be deemed to be conclusively true and correct for each calendar quarter, unless CPC shall dispute same by notice to DCC within six (6) months after the end of said quarter with respect to which


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            such statements were submitted; provided, however, the aforesaid six
            (6) month limitation shall not apply to any statements which are false or inaccurate as a result of the deliberate act or omission of DCC or its agents or employees.

14.   Effective Term

      The term of the Agreement shall be five (5) years commencing on the date hereof, unless otherwise terminated in accordance with the terms hereof. After such five-year period, this Agreement shall renew automatically for successive one-year periods unless and until terminated by either party prior to the end of the then term upon 60 days' prior written notice, or unless otherwise terminated in accordance with the terms hereof.

15.   Termination by CPC

      CPC may terminate his Agreement upon the occurrence of any of the following events:

      (a) DCC's failure to pay any amount due to CPC within ten (10) business days after written notice of default has been provided by CPC to DCC; or

      (b) DCC's default in the performance of any other term, condition, or provision of this Agreement, if such default is not remedied within thirty (30) days following written notice thereof by CPC.

      (c) DCC's failure to reach the reasonable minimum annual performance level as set forth in Paragraph 8(a). CPC shall take into account in the case of such failure the circumstances of and reasons for such a failure in considering whether it shall so terminate this Agreement. Such termination shall be on thirty (30) days' written notice.

      (d) Upon ninety (90) days' written notice delivered by CPC to DCC after the Negotiating Period, as defined in Paragraph 8(b), has lapsed, provided that the parties fail to agree on minimum performance requirements for DCC. Such 90-day notice period shall be deemed to commence on the date of DCC's receipt of the notice.

      Upon such termination:

            (1) the obligation of DCC to pay the royalties hereunder shall immediately be due and payable to CPC;


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            (2)   all amounts owed CPC for Peanut Butter ordered by DCC shall, at the discretion of CPC, immediately become due and payable; and

            (3) all rights granted to DCC hereunder shall forthwith revert to CPC, and DCC shall immediately refrain from use of the Trademarks, or any reference thereto, direct or indirect.

      Such right to termination shall not be exclusive, and the exercise or non-exercise thereof by CPC shall not preclude the exercise by CPC of any other right or remedy at law or equity that it may have against DCC.

16.   Termination Upon Bankruptcy

      If either DCC or CPC:

      (a) is insolvent or unable to pay its debts as they become due or is declared insolvent or bankrupt by a court of competent jurisdiction or goes into liquidation other than voluntary liquidation for the purpose of reorganization;

      (b)   has a receiver or trustee appointed for its property; or

      (c) makes an assignment for the benefit of creditors or otherwise ceases or is compelled to cease business;

      the other party may terminate this Agreement forthwith by giving the party in default a written notice to that effect. Upon such termination, the provisions of Paragraph 15(1), (2) and (3), if applicable, shall apply.

      In the event CPC elects not to terminate this Agreement pursuant to its rights under Paragraphs 15 and 16, this Agreement and the rights duties and obligations of the parties hereunder shall remain in full force and effect.

17.   Termination by DCC

      Notwithstanding the provisions of Paragraph 14, DCC shall have the right to terminate this Agreement at any time upon 90 days' written notice to CPC and in the event DCC elects to so terminate, it shall continue to remit to CPC the royalty payments due CPC as the same may become due during the 90-day notice period, which shall be deemed to commence on the date of CPC's receipt of notice, or thereafter if such payments become due after the 90-day notice period as expired. Such payments shall be paid by DCC in accordance with the provisions of Paragraph 13.


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18.   Effect of Expiration or Termination

      (a) Upon the expiration or termination of this Agreement, the rights granted herein to DCC shall immediately terminate and DCC shall have the right to deplete al existing inventories utilizing the Trademarks for a period not to exceed one hundred twenty (120) days following such expiration or termination, but in connection with all such use of the Trademarks, DCC shall fully perform all its obligations required under this Agreement, including without limitation its obligations to meet Product specifications and make royalty payments hereunder, as it had not expired or been terminated. The period to deplete inventories may be extended upon agreement of the parties.

      (b) Termination of this Agreement for any reason shall not affect those obligations which have therefore accrued or which, from the context hereof, are intended to survive termination of this Agreement.

19.   Force Majeure

      A delay in performance of this Agreement by either party not exceeding thirty (30) days shall be excused to the extent performance is prevented by any contingency beyond its reasonable control including, but not limited to acts of god, fires, floods, explosions, wars, sabotage actions, unavailability or scarcity of raw materials or ingredients, labor disputes, work stoppages, strikes, government laws, ordinances, rules and regulations, whether valid or invalid, and any other similar contingency beyond its reasonable control. The foregoing provision shall not relieve either party from using its best efforts to avoid or diligently remove such circumstances and the excused party shall resume performance with the utmost dispatch as soon as the circumstances are removed.

20.   Notices

      Any notice of report required or permitted pursuant to any provision of this Agreement shall be in writing and effective when sent, unless otherwise provided, by certified mail, return receipt requested, to the following addresses or such other addresses as shall be hereafter notified:

            If to CPC:

            CPC International Inc.
            International Plaza
            Englewood Cliffs, NJ  07632
            Attention:  Vice-President, Development
            with copies to:

            Legal Department
            CPC International Inc.
            International Plaza
            Englewood Cliffs, NJ  07632
            Attention:  Trademark Counsel

            If to DCC:

            Delicious Cookie Company, Inc.
            2720 River Road, Suite #254
            Des Plaines, IL  60018
            Attention:  President

            with copies to:

            Mr. Steven Shaw
            Lapin, Hoff, Slaw & Laffey
            115 S. LaSalle Street, Suite #2780
            Chicago, IL  60603

21.   Paragraph Headings

      The paragraph headings are for convenience only and shall not affect in any way the language of the provisions to which they refer.

22.   Applicable Law

      This Agreement is made in and shall be governed by the laws of the State of New Jersey.

23.   Waivers

      Failure of any party hereto to enforce any of the provisions of this Agreement, or any rights with respect thereto, or failure to exercise any election provided for herein, shall in no way constitute a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement. Failure of any party hereto to enforce any of said provisions, rights, or elections shall not prejudice such party from later enforcing or exercising some or any other provisions, rights or elections which it may have under this Agreement.

24.   Assignment

      DCC may not assign this Agreement in whole or in part, without the prior written consent of CPC, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement shall inure to the benefit of and shall bind each of the parties hereto and their respective successors and assigns.

25.   Confidentiality

      CPC and DCC agree that the terms of this Agreement shall be kept confidential, and shall not be disclosed by either party to any third party without the prior consent of the other party.

26.   Amendment of Agreement

      No amendment, modification, or addition to this Agreement shall bind any party unless reduced to writing and duly executed by each of the parties in the same manner as the execution of this Agreement.

27.   Entire Agreement

      This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. The parties acknowledge that they have made no representations or promises except as are set forth herein.

      IN WITNESS WHEREOF, the parties hereon, intending to be bound hereby, have caused this agreement to be executed by their duly authorized representative as of the day and year herein above set forth.

                                       CPC INTERNATIONAL INC. (CPC)

Attest:
        /s/ illegible                   /s/ illegible
                                       ______________________________________
                                       By:



                                       DELICIOUS COOKIE COMPANY, INC.
                                       (DCC)

Attest:
        /s/ illegible                   /s/ illegible
                                       ______________________________________
                                       By:

                                                                    ATTACHMENT C


                           MINIMUM PERFORMANCE LEVELS

                     Delicious Skippy Peanut Butter Cookies


                        Licensor:   CPC International, Inc.
                        Licensee:   Delicious Cookie Co., Inc.



                            ANNUAL PERFORMANCE LEVELS
                            Initial Forecast (May 1991)



In thousands                           1991E            1992F            1993F
                                       -----            -----            -----
No. of cases(1)                          250              500              600

Retail sales(2)                       $7,770          $15,540          $18,650

Net sales(3)                          $3,750           $7,475           $8,970

Marketing Support                       $375             $750             $900

  % of Net Sales                         10%              10%              10%

DCC and CPC shall negotiate in good faith to determine a reasonable minimum annual performance level pursuant to the terms of this agreement.

Negotiations on the minimum annual performance level will begin no later than November 1 of each year beginning in 1991, and shall be completed within thirty
(30) days after the date negotiations begin.


Estimates based on:

(1)   No. of Cases:     12 14-oz. packages per case
(2)   Retail Sales:     Avg. $2.59 at retail per 14-oz. package
                        (@$31.15 per case)
(3)   Net Sales:        $15.25 per case = DCC's net sales to its
                        distributors -- slightly higher to its
                        national and/or international accounts
                        (Distributors' net sales to Trade is @$21.80 per case.)

                                                                    ATTACHMENT D


                                    ROYALTIES

                     Delicious Skippy Peanut Butter Cookies


                        Licensor:   CPC International, Inc.
                        Licensee:   Delicious Cookie Co., Inc.




                         ROYALTIES FOR CALENDAR QUARTER
                   (e.g., July 1, 1991 to September 30, 1991)



Gross Sales Net of Trade Deals         =    ____________________________


Less:  Quantity Discounts              =    ____________________________

        Cash Discounts                 =    ____________________________

Net Sales                              =    ____________________________

x Royalty Rate*                        =    ____________________________




*     Royalty Rate

3% of Net Sales  -  For sales which take place between date of first shipment in
                    1991 and for one year thereafter

4% of Net Sales  -  For sales which take place during the second year after the first shipment date

5% of Net Sales  -  For sales which take place on or after two (2) years from the first shipment date

Royalty payments are due within sixty (60) days after the close of each calendar quarter in which royalties are accrued.

                                December 7, 1992




Ms. Sharon Pierce
Chairman and CEO
Delicious Cookie Company, Inc.
2720 River Road, Suite 254
Des Plaines, Illinois  60018

      Re:   Amendment of License Agreement between
            CPC International Inc. and
            Delicious Cookie Company, Inc.


Dear Ms. Pierce:

      Reference is made to the June 3, 1991 License Agreement between CPC International Inc. (hereinafter "CPC") and Delicious Cookie Company, Inc. (hereinafter "DCC"), pursuant to which DCC was authorized to use the SKIPPY trademark in connection with the manufacture and sale of peanut butter cookies (hereinafter the "Agreement").

      The Agreement is hereby amended as follows:

      (1) CPC hereby authorized DCC to use the SKIPPY trademark in connection with the manufacture and sale of SKIPPY & WELCH'S peanut butter and jelly sandwich cookies.

      (2) In consideration of the new rights hereby granted, DCC shall pay CPC an additional royalty of 2% of Net Sales (as defined in the Agreement) of SKIPPY & WELCH'S peanut butter and jelly sandwich cookies.

December 7, 1992
Page -2-


      All other terms and provisions of the Agreement shall apply to DCC's use of the SKIPPY trademark in connection with the SKIPPY & WELCH'S peanut butter and jelly sandwich cookies, as if those terms and provisions were restated in their entirety herein.

      If this letter accurately reflects our agreement, please sign, date and return two of the enclosed copies.

                                    Very truly yours,

                                    /s/ Robert S. Gluck

                                    Robert S. Gluck
                                    Vice President-Business Development
                                    BEST FOODS, A Division of CPC
                                    International Inc.


Read and Agreed to:


Delicious Cookie Company, Inc.


By:    /s/ Sharon Pierce
       -------------------------------
       Sharon Pierce

Title: Chairman and Chief
       Executive Officer

Date:   12/11/92